Press Release #201442	FOR IMMEDIATE RELEASE	October 17, 2014

World of Marihuana Joint Venture Update

VANCOUVER, BC – October 17, 2014 - Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces the following with respect to it’s Joint Venture partner World of Marihuana (“WOM”).

On October 14, 2014, WOM and the Company signed a Termination and Settlement Agreement with respect to the WOM Joint Venture (“JV”) Agreement previously disclosed, and entered into corresponding release agreements. The Company has relinquished it’s 31% interest in the JV back to WOM and has no further obligations under the JV. In consideration, WOM has returned 15,127,287 Enertopia common shares, which shares have been returned to treasury and cancelled. Further, Mathew Chadwick has resigned from the board of directors of the Company.

The Company will provide updates in the coming weeks with respect to its current facilities and outreach initiatives in the MMJ sector.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Ken Faulkner, Business and Institutional Development: (250) 765-3630 Clark Kent, Media Inquiries: (647) 519-2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning updates in the coming weeks with respect to its current facilities and outreach initiatives in the MMJ sector, as well as expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release